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                                   EXHIBIT 99

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders' of Lindsay Manufacturing Co.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) on page 28, present fairly, in all material respects, the financial position of Lindsay Manufacturing Co. and its subsidiaries at August 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended August 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 14(a)(2), presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                                              /s/ PricewaterhouseCoopers LLP
                                              ------------------------------
                                              PricewaterhouseCoopers LLP

Omaha, Nebraska
September 28, 2000